Lincoln Educational Services Corporation Reports

Record Third Quarter Results

West Orange, New Jersey, November 5, 2009 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported record third quarter results.

Highlights:

Quarterly -

•	Record third quarter 2009 revenue of $148.4 million, representing an increase of 47.7% from $100.5 million for the third quarter of 2008.

•	Record third quarter diluted EPS of $0.50 as compared to $0.22 for the third quarter of 2008.

•	Student starts increased by 35.1% as compared to the third quarter of 2008. On a same school basis, student starts increased 19.5% as compared to the third quarter of 2008.

•	Average student population increased by 39.8% as compared to the third quarter of 2008. On a same school basis, average student population increased 28.0% as compared to the third quarter of 2008.

2009 Guidance -

As a result of the strong momentum we are experiencing we are raising our previously issued annual guidance.  We now expect:

•	Revenue of $545.0 million to $548.0 million, up approximately 45% over 2008.

•	Diluted EPS of $1.65 to $1.70, representing growth of 111% to 118% over 2008.

•	Increase in same school student starts of 23% to 25% over 2008.

Comment and Outlook

“The third quarter marked another record quarter for the Company as we continued to execute on our initiatives,” said David Carney, Lincoln’s Executive Chairman.   “We are partly benefiting from the current economic environment which has resulted in higher unemployment and more people seeking to improve their current skills or develop new skills necessary to obtain a job either in their current career or a new career.   More importantly, the increased awareness for our schools created by our branding strategy as well as the improved productivity and reduced turnover of our admissions representatives have resulted in a 40.6% growth in our student population (25.4% on a same school basis) as of September 30, 2009 as compared to September 30, 2008.  The growth in student starts resulted in capacity utilization increasing to 73% overall for the Company.  The increased capacity produced an additional 578 basis points of sequential operating margin improvement.”

“We expect a strong fourth quarter and believe we will begin 2010 with approximately 7,000 more students than we had in 2009, positioning us well for 2010.  With that said, we are taking steps that we believe will make us well positioned to continue our growth once the economy improves.  We are also optimistic that student placement rates will improve as the economy rebounds. In early 2010, we will launch the Lincoln Collegiate model which is being designed to offer students an opportunity for lifelong learning and higher degrees, both on ground and on-line. We expect that Lincoln Collegiate programs will help offset any moderation in growth in our traditional offerings.”

Mr. Carney concluded, “As we look out into the future, we believe we are very well positioned.  Under our strategy we will offer our students a flexible quality education that has been designed to meet both student and employer needs.   We believe that this will allow us to continue to grow our business and our profitability regardless of the economic environment.”

3rd Quarter 2009 Operating Performance

Revenues increased by $47.9 million, or 47.7%, to $148.4 million for the quarter ended September 30, 2009 from $100.5 million for the quarter ended September 30, 2008. Approximately $14.6 million, or 30.4%, of this increase was a result of our acquisitions of Briarwood College on December 1, 2008, six of the seven schools comprising Baran Institute of Technology (“BAR”) on January 20, 2009 and Clemens College (“Clemens”) on April 20, 2009 (collectively, the “Acquisitions”).  The remainder of the increase in revenues was primarily attributable to a 28.0% increase in average student population, which increased to 26,460 for the quarter ended September 30, 2009 from 20,665 for the quarter ended September 30, 2008.  Average revenue per student on a same school basis increased 4.0% for the quarter ended September 30, 2009 from the quarter ended September 30, 2008 primarily from tuition increases which ranged from 3% to 5% annually and by a shift in student population from lower to higher tuition programs.

Operating income margin for the quarter ended September 30, 2009 increased to 16.3% from 10.3% for the quarter ended September 30, 2008.  The improvement in operating margin was related to the increase in our average student population which provided us with meaningful leverage in educational services and facilities and selling general and administrative expenses.

Our educational services and facilities expenses increased by $16.1 million, or 38.7%, to $57.7 million for the quarter ended September 30, 2009 from $41.6 million for the quarter ended September 30, 2008. The Acquisitions accounted for $8.8 million, or 54.4%, of this increase. The remainder of the increase in educational services and facilities expenses was primarily due to instructional expenses which increased by $4.9 million, or 24.3%, and books and tools expenses which increased by $2.1 million, or 27.5%, respectively, over the same quarter in 2008. These increases were attributable to a 19.5% increase in student starts for the third quarter of 2009 as compared to the third quarter of 2008 coupled with a 28.0% increase in average student population and higher tool sales during the third quarter of 2009 compared to the third quarter of 2008.  On a same school basis, we began the third quarter of 2009 with approximately 5,400 more students than we had on July 1, 2008, and as of September 30, 2009 our student population on a same school basis was approximately 5,700 higher than as of September 30, 2008. Also contributing to the increase in educational services and facilities expenses were higher facilities expenses, which increased by approximately $0.4 million over the same quarter in 2008.   This increase was primarily due to an increase in depreciation expense of $0.2 million resulting from capital expenditures and higher repairs and maintenance expense at our campuses. Educational services and facilities expenses as a percentage of revenues decreased to 38.9% for the third quarter of 2009 from 41.4% for the second quarter of 2008.

Our selling, general and administrative expenses for the quarter ended September 30, 2009 were $66.6 million, an increase of $18.1 million, or 37.3%, from $48.5 million for the quarter ended September 30, 2008. Approximately $8.2 million, or 45.3%, of this increase was attributable to the Acquisitions. The remainder of the increase in our selling, general and administrative expenses for the quarter ended September 30, 2009 was primarily due to: (a) a $0.8 million, or 19.2%, increase in student services; (b) a $1.7 million, or 9.3%, increase in sales and marketing; and (c) a $7.4 million, or 28.5%, increase in administrative expenses as compared to the quarter ended September 30, 2008.

The increase in student services during the third quarter of 2009 as compared to the third quarter of 2008 was primarily due to annual increases in compensation and benefit expenses to our financial aid and career services personnel.  Additionally, during 2009, we increased the number of financial aid and career services personnel as a result of a larger student population during the third quarter of 2009 as compared to the third quarter of 2008 and to further assist our students' find opportunities during these difficult times.

The increase in sales and marketing expense during the third quarter of 2009 as compared to the third quarter of 2008 was primarily due to: (a) annual compensation increases to sales representatives; (b) additional sales representatives to facilitate our recent and anticipated growth; and (c) increased call center support as compared to the third quarter of 2008.  In addition, we continued to invest in marketing initiatives in an effort to continue to grow our student population.

The increase in administrative expenses during the third quarter of 2009 as compared to the third quarter of 2008 was primarily due to: (a) a $3.5 million increase in personnel costs relating to (i) annual compensation increases and an increase in the number of personnel needed to serve the needs of a higher student population during the quarter ended September 30, 2009 as compared to the third quarter of 2008, (ii) an increase in accruals for incentive compensation and cost of benefits provided to employees; (b) a $3.0 million increase in bad debt expense; (c) $0.5 million of  legal costs; and (d) a net increase of $0.4 million incurred in connection with the sale of stock by our largest shareholder on September 30, 2009 compared to the expenses incurred in the same period of 2008 in connection with the S-3 registration statement filing.  As a percentage of revenues, selling, general and administrative expenses for the third quarter of 2009 decreased to 44.8% from 48.3% for the third quarter of 2008.

For the quarter ended September 30, 2009, including the Acquisitions, our bad debt expense as a percentage of revenue was 6.8% as compared to 6.3% for the same quarter in 2008.  This increase was primarily attributable to higher accounts receivable due to a 28.0% increase in average student population and a 47.7% increase in revenue for the third quarter of 2009 as compared to the third quarter of 2008.  Additionally, during 2009 we considered the current economic environment which has produced high unemployment rates and decided to increase our reserve on graduate receivables to 17% from 10% in 2008.  This is offset by a decrease in the number of day’s sales outstanding as of September 30, 2009 to 24.4 days, compared to 26.3 days as of September 30, 2008. This decrease was primarily attributable to our efforts in centralizing the back office administration of our financial aid department in an effort to improve the effectiveness and timeliness of our financial aid processing. As of September 30, 2009, we had outstanding loan commitments to our students of $25.3 million as compared to $24.6 million at June 30, 2009 and $24.8 million at December 31, 2008.  Loan commitments, net of interest that would be due on the loans through maturity, were $17.6 million at September 30, 2009 as compared to $17.0 million at June 30, 2009 and $17.0 million at December 31, 2008.

Net income for the three months ended September 30, 2009 was $13.7 million, or $0.50 per diluted share, as compared to $5.7 million or $0.22 per diluted share for the three months ended September 30, 2008.

Balance Sheet

At September 30, 2009, we had $38.1 million in cash and cash equivalents.

At September 30, 2009, we had no borrowings outstanding under our credit agreement.  Total debt and capital lease obligations at September 30, 2009 of approximately $37.4 million includes $27.3 million of capital leases assumed in connection with the Acquisition of the Baran group of schools.

At September 30, 2009, our stockholders’ equity was $220.3 million, compared to $174.9 million at December 31, 2008.

Student Metrics

	Total Company			Same School
	Three Months Ended			Three Months Ended
	September 30			September 30
	2008	2009	Growth	2008	2009	Growth

Student Starts	10,564	14,272	35.1%	10,564	12,629	19.5%
Average population	10,665	28,898	39.8%	20,665	26,460	28.0%
End of period population	22,404	31,509	40.6%	22,404	28,087	25.4%

Conference Call Today

Lincoln will host a conference call today at 11:00 a.m. Eastern Standard Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolneducationalservices.com.  Participants can also listen to the conference call by dialing 866-804-6929 (domestic) or 857-350-1675 (international) and citing code 85381781. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolneducationalservices.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 69329144.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading and diversified for-profit provider of career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology and hospitality services.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 43 campuses in 17 states under 11 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, Connecticut Culinary Institute, Americare School of Nursing, Baran Institute of Technology, Engine City Technical Institute, Briarwood College and Clemens College.  Lincoln had a combined average enrollment of approximately 31,500 students as of September 30, 2009.

Statements in this press release regarding Lincoln's business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's Form 10-K for the year ended December 31, 2008, our periodic reports on Form 10-Q and other filings with the SEC. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

(Please see financial attachments.)

Contacts:
Chris Plunkett/Brad Edwards
Brainerd Communicators, Inc.
212-986-6667

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share amounts)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)

	2009	2008	2009	2008

REVENUES	$148,368	$100,481	$395,077	$269,584
COSTS AND EXPENSES:
Educational services and facilities	57,651	41,554	157,069	114,109
Selling, general and administrative	66,562	48,485	189,748	141,058
Loss (gain) on disposal of assets	4	51	(10)	91
Total costs and expenses	124,217	90,090	346,807	255,258
OPERATING INCOME	24,151	10,391	48,270	14,326
OTHER:
Interest income	16	33	25	96
Interest expense	(1,129)	(579)	(3,232)	(1,665)
Other income	11	-	27	-
INCOME FROM OPERATIONS	23,049	9,845	45,090	12,757
PROVISION FOR INCOME TAXES	9,393	4,139	18,184	5,326
NET INCOME	$13,656	$5,706	$26,906	$7,431

Earnings per share - Basic -	$0.51	$0.23	$1.02	$0.29

Earnings per share – Diluted -	$0.50	$0.22	$1.00	$0.29

Weighted average number of common shares outstanding:
Basic	26,590	25,088	26,261	25,362
Diluted	27,371	25,810	27,013	26,039

Other data:

EBITDA (1)	$30,364	$14,832	$65,873	$27,703
Depreciation and amortization	6,202	4,441	17,576	13,377
Capital expenditures	3,125	3,359	8,953	15,919
Number of campuses	43	35	43	35
Average enrollment	28,898	20,665	26,637	19,221
Stock based compensation	464	600	1,528	1,771
Net cash provided by operating activities	33,033	21,646	42,865	30,003
Net cash used in investing activities	(3,125)	(3,359)	(36,038)	(15,919)
Net cash (used in) provided by financing activities	(4,490)	(21,033)	15,995	(11,441)

Selected Consolidated Balance Sheet Data:	September 30,
(In thousands)	2009

Cash and cash equivalents	$38,056
Current assets	93,056
Working capital/(deficit)	(5,147)
Total assets	367,874
Current liabilities	98,203
Long-term debt and capital lease
Obligations, including current portion	37,378
Total stockholders’ equity	$220,289

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)

	2009	2008	2009	2008

Net Income	$13,656	$5,706	$26,906	$7,431
Interest expense, net	1,113	546	3,207	1,569
Provision for income taxes	9,393	4,139	18,184	5,326
Depreciation and amortization	6,202	4,441	17,576	13,377
EBITDA	$30,364	$14,832	$65,873	$27,703

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